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                                                                  EXHIBIT 8(e)


                               REIMBURSEMENT  AGREEMENT

         REIMBURSEMENT AGREEMENT (the "Agreement") made by and between SCUDDER, STEVENS & CLARK, INC., a Delaware corporation ("SS&C"), with a principal place of business in Boston, Massachusetts, PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA ("PMLIC"), a Pennsylvania corporation, with a principal place of business in Philadelphia, Pennsylvania, and PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA ("PLACA"), a Delaware corporation, with a principal place of business in Newark, Delaware (together, the "Company"), on behalf of the Provident Mutual Variable Annuity Separate Account, a separate account of PMLIC, and Providentmutual Variable Annuity Separate Account, a separate account of PLACA, and any other separate account of the Company as designated by the Company from time to time, upon written notice to the Fund in accordance with
Section 9 herein (the "Account").

         WHEREAS, PLACA is a wholly-owned subsidiary of PMLIC; and

         WHEREAS, SS&C has caused to be organized Scudder Variable Life Investment Fund (the "Fund"), a Massachusetts business trust created under a Declaration of Trust dated March 15, 1985, as amended, the beneficial interest in which is divided into several series, each designated a "Portfolio" and representing the interest in a particular managed portfolio of securities; and

         WHEREAS, the purpose of the Fund is to act as the investment vehicle for the separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies which have entered into reimbursement
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agreements substantially identical to this Agreement

("Participating Insurance Companies"); and

         WHEREAS, it is in the best interest of the parties hereto for Participating Insurance companies, including the Company, to assume a portion of the organization and other expenses incurred by SS&C in connection with the Fund during the term of this agreement; and

         WHEREAS, the parties desire to express their agreement as to certain other matters;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

         1. Additional Definitions.

         For purposes of this Agreement, the following definitions shall apply:

         (a) The "average annual net asset value of the Shares of each Portfolio of the Fund" shall mean the sum of the aggregate net asset values of the Shares of such Portfolio owned by the Account (referred to herein as the "Participating Shareholder") determined as of each determination of the net asset value per Share of the Fund during the fiscal year, divided by the number of such determinations during such year.

         (b) "Shares" means shares of beneficial interest, without par value, of any Portfolio, now or hereafter created, of the Fund.

         2. Initial Reimbursement Fee.

         Simultaneously with the execution of this Agreement, the Company on behalf of the Account has paid to SS&C a fee


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("Reimbursement Fee") in the amount of $10,000 in order partially to defray expenses incurred by SS&C in connection with the organization of the Fund.

         3. Access to Other Products.

         SS&C shall permit a Participating Shareholder to participate in any registered investment company other than the Fund which is intended as the funding vehicle for insurance products and for which SS&C or an affiliate of SS&C acts as investment adviser, on the same basis as other insurance companies are permitted to participate in such a registered investment company. This provision shall not require SS&C to make available to the Company shares of any investment company which is organized solely as the funding vehicle for insurance products offered by a single insurance company or a group of affiliated insurance companies.

         4. Right to Review and Approve Sales Materials.

         The Company shall furnish, or shall cause to be furnished, to SS&C or its designee, at least twenty days prior to its intended use, each piece of promotional material in which SS&C or the Fund is named. No such material shall be used unless SS&C or its designee shall have approved such use in writing, or twenty days shall have elapsed without approval, rejection or objection since receipt by SS&C or its designee of such material.

         SS&C shall furnish, or shall cause to be furnished, to the Company or its designee, at least twenty days prior to its intended use, each piece of promotional material in which the Company or its separate account(s) is named. No such material shall be used unless the Company or its designee shall have approved such use in writing, or twenty days shall have elapsed without approval,




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rejection or objection since receipt by the Company or its designee of such material.

         5. Sales Organization Meetings.

         Representatives of SS&C or its designee shall meet with the sales organizations of the Company at such reasonable times and places as may be agreed upon by the Company and SS&C or its designee for the purpose of educating sales personnel about the Fund.

         6. Duration.

         This Agreement shall continue in effect as long as the Company owns shares of any Portfolio, except that the obligation of each party hereto to indemnify the other party hereto shall continue with respect to all losses, claims, damages, liabilities or litigation based upon the acquisition of Shares purchased as the funding vehicle for any variable life insurance policy or variable annuity contract issued by the Company or any affiliated insurance company.

         7. Indemnification.

         a. The Company agrees to indemnify and hold harmless SS&C and each of its Directors and officers and each person, if any, who controls SS&C within the meaning of Section 15 of the Securities Act of 1933 (the "Act") or any person, controlled by or under common control with SS&C ("affiliate") against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which SS&C or such Directors, officers or controlling person may become subject under the Act, under any other statute, at common law or otherwise, arising out of the acquisition of any Shares by any person which (i) may be based upon



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any wrongful act by the Company, any of its employees or representatives, any affiliate of or any person acting on behalf of the Company or a principal underwriter of its insurance products, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering Shares or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to SS&C or the Fund by the Company, provided, however, that in no case (i) is the Company's indemnity in favor of a Director or officer or any other person deemed to protect such Director or officer or other person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement or (ii) is the Company to be liable under its indemnity agreement contained in this Paragraph 7 with respect to any claim made against SS&C or any person indemnified unless SS&C or such person, as the case may be, shall have notified the Company in writing pursuant to Paragraph 9 within a reasonable time after the summons or other first legal process giving information of the nature of the claims shall have been served upon SS&C or upon such person (or after SS&C or such person shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it has to SS&C or any person against whom such


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action is brought otherwise than on account of the indemnity agreement contained in this Paragraph 7. The Company shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if it elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to SS&C, to its officers and Directors, or to any controlling person or persons, defendant or defendants in the suit. In the event that the Company elects to assume the defense of any such suit and retain such counsel, SS&C, such officers and Directors or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but, in case the Company does not elect to assume the defense of any such suit, the Company will reimburse SS&C, such officers and Directors or controlling person or persons, defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by them. The Company agrees promptly to notify SS&C pursuant to Paragraph 9 of the commencement of any litigation or proceedings against it in connection with the issue and sale of any Shares.

         b. SS&C agrees to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Act against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which it or such directors, officers or controlling persons may become subject under the Act, under any other statute, at common law or otherwise, arising out of the acquisition of any Shares by any person which


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(i) may be based upon any wrongful act by SS&C, any of its employees or representatives or a principal underwriter of the Fund, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering Shares or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to the Company by SS&C; provided, however, that in no case (i) is SS&C's indemnity in favor of a director or officer or any other person deemed to protect such director or officer or other person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties or by reason of his reckless disregard of obligations and duties under this Agreement or (ii) is SS&C to be liable under its indemnity agreement contained in this Paragraph 7 with respect to any claims made against the Company or any such director, officer or controlling person unless it or such director, officer or controlling person, as the case may be, shall have notified SS&C in writing pursuant to Paragraph 9 within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon it or upon such director, officer or controlling person (or after the Company or such director, officer or controlling person shall have received notice of such service on any designated agent), but failure to notify SS&C of any claim shall not relieve it from any liability which it may have to the person against whom



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such action is brought otherwise than on account of its indemnity agreement contained in this Paragraph 7. SS&C will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if SS&C elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Company, its directors, officers or controlling person or persons, defendant or defendants, in the suit. In the event SS&C elects to assume the defense of any such suit and retain such counsel, the Company, its directors, officers or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them, but, in case SS&C does not elect to assume the defense of any such suit, it will reimburse the Company or such directors, officers or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. SS&C agrees promptly to notify the Company pursuant to Paragraph 9 of the commencement of any litigation or proceedings against it or any of its officers or Directors in connection with the issuance or sale of any Shares.

         8. Massachusetts Law to Apply.

         This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

         9. Notices.

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party




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set forth below or at such other address as such party may from time to time specify in writing to the other party.

             If to SS&C:

                  Scudder, Stevens & Clark, Inc.
                  175 Federal Street
                  Boston, Massachusetts 02110
                  (617) 482-3990
                  Attn: David B. Watts

             If to the Company:

                  Provident Mutual Life Insurance Company of Philadelphia P.O. Box 7378
                  Philadelphia, Pennsylvania 19109
                  Attn:

                  and

                  Providentmutual Life and Annuity Company of America 300 Continental Drive
                  Newark, Delaware 19713
                  Attn:

             10. Miscellaneous.

         The captions in the Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly

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authorized representative and its seal to be hereunder affixed hereto as of the
21 day of July, 1993.


     SEAL                                   SCUDDER, STEVENS & CLARK, INC.

                                            By /s/ Illegible
                                               ---------------------------
                                                  Managing Director

     SEAL                                   PROVIDENT MUTUAL LIFE INSURANCE
                                              COMPANY OF PHILADELPHIA

                                            By /s/ Illegible
                                               ---------------------------
                                            Its  Chairman, President & CEO
                                                 -------------------------


     SEAL                                   PROVIDENTMUTUAL LIFE AND ANNUITY
                                             COMPANY OF AMERICA

                                            By /s/ /Alfred f. Wilmouth
                                               ---------------------------
                                            Its       President
                                                --------------------------


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